Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT
OF
 STARWOOD COMMERCIAL MORTGAGE DEPOSITOR, LLC
This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Starwood Commercial Mortgage Depositor, LLC, a Delaware limited liability company (the “Company”), is entered into by Starwood Property Mortgage BC, L.L.C., a Delaware limited liability company, as the Member (the “Member”), and Michelle A. Dreyer (the “Springing Member”), as the Springing Member (as defined on Schedule A attached hereto).  Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A attached hereto.
RECITALS
WHEREAS, the Company was formed pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on April 15, 2013; and
WHEREAS, the Member and the Springing Member wish to enter into this Agreement to establish the rules and procedures that are to govern the business and affairs of the Company.
NOW, THEREFORE, BE IT RESOLVED, that the Member and the Springing Member, by execution of this Agreement and intending to be legally bound, hereby agree as follows:
Section 1.                          Name.  The name of the limited liability company is Starwood Commercial Mortgage Depositor, LLC.
Section 2.                          Principal Business Office.  The principal business office of the Company shall be located at 591 West Putnam Avenue, Greenwich, Connecticut 06830 or such other location as may hereafter be determined by the Member.
Section 3.                          Registered Office.  The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.
Section 4.                          Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware, in the City of Wilmington, County of New Castle, is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.
Section 5.                          Members.
(a)            The mailing address of the Member is set forth on Schedule B attached hereto.
(b)            Subject to Section 9(j), the Member may act by written consent.
(c)            Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 20 and 22, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 21 and 22) (a “Member Cessation Event”), the Springing Member shall, without any action of any Person and simultaneously with the Member Cessation Event, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution.  The Special Member may not resign from the Company or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (2) such successor has also accepted its appointment as Independent Director pursuant to Section 10; provided, however, the Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member.  The Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets.  Pursuant to Section 18-301 of the Act, the Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company.  The Special Member, in its capacity as the Special Member, may not bind the Company.  Except as required by any mandatory provision of the Act, the Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company.  In order to implement the admission to the Company of the Special Member, the Springing Member shall execute a counterpart to this Agreement.  Prior to its admission to the Company as Special Member, the Springing Member shall not be a member of the Company.
(d)            The Company shall at all times have a Springing Member, who shall also be the Independent Director.  No resignation or removal of a Springing Member, and no appointment of a successor Springing Member, shall be effective unless and until such successor shall have executed a counterpart to this Agreement and accepted its appointment as Independent Director pursuant to Section 10.  In the event of a vacancy in the position of Springing Member, the Member shall, as soon as practicable, appoint a successor Springing Member to fill such vacancy.  By signing this Agreement, a Springing Member agrees that, should such Springing Member become a Special Member, such Springing Member will be subject to and bound by the provisions of this Agreement applicable to a Special Member.
Section 6.                          Certificates.
(a)            Andrew J. Sossen is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The Member or an Officer shall, to the extent required by law, execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in Connecticut and in any other jurisdiction in which the Company may wish to conduct business.

(b)            The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.
Section 7.                          Purposes.  The purpose for which the Company is organized is to engage in the following activities:
(a)            to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with loans secured by mortgages, deeds of trust or similar liens on residential or commercial properties, including any participation interest in or security based on or backed by any of the foregoing or any security secured by any of the foregoing;
(b)            to invest and reinvest the funds received or collected by the Company on investments of the type described in clause (a) above in other investments of such type or in such other interest-bearing or discount securities, loans or other investments as the Board of Directors of the Company (the “Board”) deems appropriate;
(c)            to authorize, issue, sell and deliver bonds or other evidences of indebtedness in order to finance or refinance the acquisition of investments described in the foregoing clause (a);
(d)            to act as depositor of one or more trusts or a partner of one or more partnerships established to accomplish the foregoing; and
(e)            to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes (including the entering into of interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements).
Section 8.                          Powers.  Subject to Sections 5, 9(j) and 10, the Company and the Board and the Officers of the Company on behalf of the Company (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.
Section 9.                          Management.
(a)            Board of Directors.  Subject to Section 9(j), the business and affairs of the Company shall be managed by or under the direction of a Board of one or more Directors designated by the Member.  Subject to Section 10, the Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board.  The authorized number of Directors may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Directors, and subject in all cases to Section 10.  The initial number of Directors shall be three (3), one (1) of which shall be the Independent Director pursuant to Section 10.  Each Director elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation, expulsion or removal.  Each Director shall execute and deliver the Management Agreement.

Directors need not be a Member.  The initial Directors designated by the Member are listed on Schedule D attached hereto.
(b)            Powers.  Subject to Section 9(j), the Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.  Subject to Sections 7 and 9(j), the Board has the authority to bind the Company.
(c)            Meeting of the Board.  The Board may hold meetings, both regular and special, within or outside the State of Delaware.  Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.  Special meetings of the Board may be called by the President on not less than one day’s notice to each Director (other than the Independent Director to the extent that the matters to be discussed at such special meeting do not require the approval of the Independent Director hereunder) by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Directors.
(d)            Quorum; Acts of the Board.  At all meetings of the Board, a majority of the Directors, not including the Independent Director,  shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board.  If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board (other than the Independent Director to the extent that such action does not require the approval of the Independent Director hereunder) or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.
(e)            Electronic Communications.  Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting.  If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.
(f)            Committees of Directors.
(i)	The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)	In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.
(iii)	Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Sections 9(j) and 10, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
(g)            Compensation of Directors; Expenses.  The Board shall have the authority to fix the compensation of Directors.  The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director.  No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.
(h)            Removal of Directors.  Unless otherwise restricted by law, any Director or the entire Board may be removed or expelled, with or without cause, at any time by the Member, and, subject to Section 10, any vacancy caused by any such removal or expulsion may be filled by action of the Member.
(i)            Directors as Agents.  To the extent of their powers set forth in this Agreement and subject to Section 9(j), the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company.  Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.
(j)            Limitations on the Company’s Activities.
(i)	This Section 9(j) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.
(ii)	The Member shall not amend, alter, change or repeal the definition of “Independent Director” or Section 5(c), 5(d), 6(b), 7, 8, 9, 10, 16, 18, 19, 20, 21, 22, 23, 24, 25, or 30 or Schedule A of this Agreement (the “Special Purpose Provisions”) without the unanimous consent of the Directors, including the Independent Director. Subject to this Section 9(j), the Member reserves the right to amend, alter, change or repeal any provision in this Agreement in accordance with Section 30.

(iii)	Notwithstanding any other provision of this Agreement or any provision of law that otherwise so empowers the Company, the Member or any other Person, none of the Member, the Board, any Officer or any other Person shall be authorized or empowered, nor shall they permit the Company to, and the Company shall not, without the prior unanimous written consent of the Member and the Independent Director, take any Insolvency Action or permit the Member or Board to take any Insolvency Action; provided, however, that, the Board shall not authorize the taking of any Insolvency Action unless there is at least one (1) Independent Director serving in such capacity.
(iv)	The Member and the Board shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises. The Member and the Board shall also cause the Company to conduct its business and operations in strict accordance and compliance with the following provisions such that the Company shall:
A.	remain solvent and pay its debts and liabilities (including overhead expenses) from its own assets as the same shall become due;
B.	comply with the provisions of its certificate of formation and this Agreement;
C.	do, or cause to be done, all things necessary to observe limited liability company formalities and to preserve its existence;
D.	maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and file its own tax returns (except to the extent consolidation is required or permitted under generally accepted accounting principles or as a matter of law);
E.	hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), correct any known misunderstanding regarding its status as a separate entity, conduct business in its own name, not identify itself or any of its Affiliates as a division or part of the other and maintain and utilize separate stationery, invoices and checks;
F.	not own any property or any other assets other than the securities, cash and other assets incidental to the purposes described in Section 7;

G.	not engage in any business other than the origination, acquisition, ownership, financing and disposition of securities and/or other assets in connection with the purposes described in Section 7;
H.	not enter into any contract or agreement with any of its Affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with Persons other than such Affiliate;
I.	not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than in connection with the purposes described in Section 7;
J.	not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or Affiliate of any member or any other Person (other than in connection with the purposes described in Section 7);
K.	maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
L.	not seek the dissolution, liquidation or winding up, in whole or in part, of the Company;
M.	not commingle its funds and other assets with those of any of its Affiliates or any other Person;
N.	maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;
O.	not hold itself out to be responsible for the debts or obligations of any other Person; and
P.	not have any employees.
Section 10.                          Independent Director.  The Member shall cause the Company at all times to have at all times at least one (1) Independent Director, or such greater number if necessary to comply with customary industry standards then-currently applicable to bankruptcy remote entities.  To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Director shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 9(j).  Except as provided in the immediately preceding sentence, in exercising its rights and performing its duties under this Agreement, no Independent Director shall have any fiduciary duty to anyone including the Member or any Affiliates of the Company except the Company and the creditors of the

Company with respect to taking of, or otherwise voting on, any Insolvency Action; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.  No Independent Director of the Company may be removed or replaced without Cause.  No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor (x) shall have accepted his or her appointment as an Independent Director by a written instrument, which may be a counterpart signature page to the Management Agreement, and (y) shall have executed a counterpart to this Agreement as required by Section 5(c).  In the event of a vacancy in the position of Independent Director, the Member shall, as soon as practicable, appoint a successor Independent Director.  The Independent Director is a “manager” of the Company within the meaning of the Act; however, all right, power and authority of the Independent Director shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement.
Section 11.                          Officers.
(a)            Officers.  The initial Officers of the Company shall be designated by the Member. The additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer.  The Board may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers.  Any number of offices may be held by the same person.  The Board shall choose a President, a Secretary and a Treasurer.  The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.  The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board.  The Officers of the Company shall hold office until their successors are chosen and qualified.  Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board.  Any vacancy occurring in any office of the Company shall be filled by the Board.  The initial Officers of the Company designated by the Member are listed on Schedule E attached hereto.
(b)            President.  The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect.  The President or any other Officer authorized by the President or the Board shall execute all bonds, mortgages and other contracts, except:  (i) where required or permitted by law or this Agreement to be otherwise signed and executed; (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 11(c).
(c)            Vice President.  In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  The Vice

Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.
(d)            Secretary and Assistant Secretary.  The Secretary shall be responsible for filing legal documents and maintaining records for the Company.  The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.
(e)            Treasurer and Assistant Treasurer.  The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board.  The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.
(f)            Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(j), the actions of the Officers taken in accordance with such powers shall bind the Company.
(g)            Duties of Board and Officers.  Except to the extent otherwise provided herein (including, without limitation Section 10), each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.
Section 12.                          Limited Liability.  Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor the Special Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Special Member of the Company.

Section 13.                          Capital Contributions.  The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto.  In accordance with Section 5(c), the Special Member shall not be required to make any capital contributions to the Company.
Section 14.                          Additional Contributions.  The Member is not required to make any additional capital contribution to the Company.  However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member.  To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B of this Agreement.
Section 15.                          Tax Matters.
(a)            Allocations of Profits and Losses.  Because the Company is a business entity that has a single owner and is not a corporation, it is disregarded as an entity separate from its owner for federal income tax purposes under Section 301.7701-2(c)(2)(i) of the Treasury Regulations and comparable provisions of state and local law.  Accordingly, notwithstanding anything herein to the contrary, all items of income, gain, loss, deduction and credit of the Company for all taxable periods will be treated for federal income tax purposes, and for state and local income and other tax purposes to the extent permitted by applicable law, as realized or incurred directly by the Member.
(b)            Determination by the Member of Tax Matters.  The Member shall have the authority to make all federal, state, local and foreign tax determinations required to be made by the Company that are not expressly provided for in this Agreement.
Section 16.                          Distributions.
(a)            General.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.
(b)            Withholding Taxes.  The Company will comply with all withholding tax provisions under the Code and any state or local tax laws.  Any such amounts withheld by the Company will be treated as amounts distributed to the Member for all purposes of this Agreement, the Code and all provisions of state and local tax law.
Section 17.                          Books and Records.  The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours.  The Company’s books of account shall be kept using the method of accounting determined by the Member.  The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 18.                          Other Business.  The Member, the Special Member and any Affiliate of the Member or the Special Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others notwithstanding any provision to the contrary at law or in equity.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
Section 19.                          Exculpation and Indemnification.
(a)            Neither the Member nor the Special Member nor any Officer, Director, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Member or the Special Member (collectively, the “Covered Persons”) shall, to the fullest extent permitted by law, be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.
(b)            To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 by the Company shall be provided out of and to the extent of Company assets only, and the Member and the Special Member shall not have personal liability on account thereof.
(c)            To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 19.
(d)            A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)            To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member and the Special Member to replace such other duties and liabilities of such Covered Person.
(f)            The foregoing provisions of this Section 19 shall survive any termination of this Agreement.
Section 20.                          Assignments.  The Member may assign in whole or in part its limited liability company interest in the Company.  Subject to Section 22, if the Member transfers all of its limited liability company interest in the Company pursuant to this Section 20, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.
Section 21.                          Resignation.  If the Member resigns, an additional member of the Company shall be admitted to the Company, subject to Section 22, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.
Section 22.                          Admission of Additional Members.
(a)            One or more additional members of the Company may be admitted to the Company with the written consent of the Member.
Section 23.                          Dissolution.
(a)            Subject to Section 9(j), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than (1) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 20 and 22 or (2) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 21 and 22, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member in the Company.
(b)            Notwithstanding any other provision of this Agreement, the Bankruptcy, dissolution, liquidation or death of the Member or the Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution or liquidation.
(c)            Notwithstanding any other provision of this Agreement, each of the Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or the Special Member, or the occurrence of an event that causes the Member or the Special Member to cease to be a member of the Company.
(d)            In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
(e)            The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.
Section 24.                          Waiver of Partition; Nature of Interest.  Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and the Special Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16.  The interest of the Member in the Company is personal property.
Section 25.                          Benefits of Agreement; No Third-Party Rights.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or the Special Member.  Except as otherwise provided in this Section

25 and in Section 28 below, nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.
Section 26.                          Severability of Provisions.  Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.
Section 27.                          Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.
Section 28.                          Binding Agreement.  Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement, including, without limitation, Sections 7, 8, 9, 10, 19, 20, 21, 22, 23, 25, 28, and 30, constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Director, in accordance with its terms.  In addition, the Independent Director shall be an intended beneficiary of this Agreement.
Section 29.                          Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.
Section 30.                          Amendments.  Subject to Section 9(j), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member.  Notwithstanding anything to the contrary in this Agreement, this Agreement may not be modified, altered, supplemented or amended except: (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement.
Section 31.                          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.
Section 32.                          Notices.  Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.
Section 33.                          Effectiveness.  Pursuant to Section 18-201 (d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on April 15, 2013.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 1st day of May, 2013.
MEMBER:

STARWOOD PROPERTY MORTGAGE BC, L.L.C.

By:	/s/ Andrew J. Sossen
Name: Andrew J. Sossen
Title: Authorized Signatory

SPRINGING MEMBER:

/s/ Michelle A. Dreyer
Name: Michelle A. Dreyer

SCHEDULE A
Definitions
A.            Definitions
The following terms used in this Agreement have the following meanings:
“Act” means the Delaware Limited Liability Company Act, as amended from time to time.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.
“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.
“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or Insolvency Proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if one hundred-twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.
“Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties, (ii) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any requirement of law (including under any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect), (iii) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director” or (iv) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director ”.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on April 15, 2013, as amended or amended and restated from time to time.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise.  “Controlling” and “Controlled” shall have correlative meanings.  Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.
“Covered Persons” has the meaning set forth in Section 19(a).
“Directors” means the Persons elected to the Board from time to time by the Member, including the Independent Director, in their capacity as managers of the Company.  A Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.
“Independent Director” means an individual who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by the Member, in each case that is not an Affiliate of the Company and that provides professional independent directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an independent manager, member of the board of managers, or special member of such limited liability company and is not, and has never been, and will not while serving as Independent Director be, any of the following:
(i)            a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such limited liability company or any of its equityholders or Affiliates (other than as an independent director or manager of an Affiliate of such limited liability company that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers);
(ii)           a creditor, supplier or service provider (including provider of professional services) to such limited liability company or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such limited liability company or any of its equityholders or Affiliates in the ordinary course of business);
(iii)          a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)          a Person that controls (whether directly, indirectly or otherwise) any of (i) or (ii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the Independent Director of a special-purpose entity affiliated with the limited liability company in question shall not be disqualified from serving as an Independent Director of such limited liability company, provided that the fees that such natural person earns from serving as Independent Director of Affiliates of such the limited liability company in any given year constitute in the aggregate less than five percent of such natural person’s annual income for that year.  The same natural persons may not serve as Independent Directors of a corporation or limited liability company and, at the same time, serve as Independent Directors of an equityholder or member of such corporation or limited liability company.
“Insolvency Action” means, with respect to any Person, the taking by such Person of any action resulting in an Insolvency Event, other than solely under clause (g) of the definition thereof.
“Insolvency Event” means, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.
“Insolvency Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
“Insolvency Laws” means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Management Agreement” means the agreement of the Member, Special Member and Directors in the form attached hereto as Schedule C.  The Management Agreement shall be deemed incorporated into, and a part of, this Agreement.

“Member” means Starwood Property Mortgage BC, L.L.C., as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Member.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.
“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 5(c), a person acting as the Springing Member, in such person’s capacity as a member of the Company.  A Special Member shall only have the rights and duties expressly set forth in this Agreement.
“Springing Member” means a Person who is not a member of the Company but who has signed this Agreement in order that, upon the conditions described in Section 5(c), such Person can become the Special Member without any delay in order that at all times the Company shall have at least one member.
“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.
B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision.  The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B
Member

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest
Starwood Property Mortgage BC, L.L.C.	591 West Putnam Ave. Greenwich, Connecticut 06830	$10.00	100%

B-1

SCHEDULE C
Management Agreement
May 1, 2013
Starwood Property Mortgage BC, L.L.C.
591 West Putnam Avenue
Greenwich, Connecticut 06830
Re: Management Agreement - Starwood Commercial Mortgage Depositor, LLC
Ladies and Gentlemen:
For good and valuable consideration, each of the undersigned Persons, who have been designated as Member, Special Member and Directors of Starwood Commercial Mortgage Depositor, LLC, a Delaware limited liability company (the “Company”), in accordance with the Limited Liability Company Agreement of the Company, dated as of May 1, 2013, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agrees as follows:
1.            Each of the undersigned accepts such Person’s rights and authority as a Member, Special Member or Director under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Member, Special Member or Director under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Member, Special Member or Director is designated or until such Person’s resignation or removal as a Member, Special Member or Director in accordance with the LLC Agreement.  Each of the undersigned Directors agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.
2.            Each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.
3.            THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
Capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.
This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

* * * * * * *

C-1

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.
MEMBER:

STARWOOD PROPERTY MORTGAGE BC, L.L.C.

By:	/s/
Name: Andrew J. Sossen
Title: Authorized Signatory

SPRINGING MEMBER:

Name: Michelle A. Dreyer

DIRECTORS:

Barry S. Sternlicht

Andrew J. Sossen

Michelle A. Dreyer

SCHEDULE D
Directors

1. Barry S. Sternlicht
2. Andrew J. Sossen
3. Michelle A. Dreyer

D-1

SCHEDULE E
Officers

Officer	Position
Barry S. Sternlicht	President
Andrew J. Sossen	Vice President and Secretary
Jerome Silvey	Treasurer

E-1